Exhibit 4.2

FIRST AMENDMENT TO THE

2007 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS FIRST AMENDMENT to the 2007 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 23rd day of December, 2008, by Publix Super Markets, Inc. (the “Company”) but is effective as of January 1, 2008.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company desires to amend the Plan further in order to reflect the provisions of the final regulations issued by the Internal Revenue Service under Section 415 of the Internal Revenue Code.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 1.54 of the Plan is amended to read as follows:

1.54 “Section 415 Compensation” shall include all wages within the meaning of Section 3401(a) of the Code and all other payments of compensation to a Participant from an Employer or Affiliate (in the course of the trade or business of the Employer or Affiliate) for which the Employer or Affiliate is required to furnish the Participant a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code (and without regard to any provisions under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that the term “Section 415 Compensation” shall also include any amount that is contributed by an Employer or Affiliate at the election of the Employee and that is not includible in the gross income of the Employee under Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) , 403(b) or 457(b) of the Code.

In regards to certain compensation paid to a Participant after severance from employment, the following rules shall apply:

(a) regular pay after severance from employment shall be included as Section 415 Compensation provided that the regular pay is paid by the later of two and one-half (2 1/2) months after severance from employment or the end of the Limitation Year that includes the date of severance from employment; and

(b) leave cashouts and deferred compensation shall be included as Section 415 Compensation provided that:

(1) such leave cashouts or deferred compensation are paid by the later of two and one-half (2 1/2) months after severance from employment or the end of the Limitation Year that includes the date of severance from employment, and

(2) the leave cashouts or deferred compensation would have been included in the definition of Section 415 Compensation if such amounts had been paid prior to the Participant’s severance from employment.

A payment from an Employer or Affiliate is “regular pay after severance from employment” if the payment is regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments, and the payment would have been made to the Participant prior to severance from employment if the Participant had continued in employment with an Employer or Affiliate. A payment from an Employer or Affiliate is a “leave cashout” if the payment is for unused accrued bona fide sick, vacation or other leave, but only if the employee would have been able to use the leave if employment had continued. A payment from an Employer or Affiliate is “deferred compensation” if the payment is received by the Participant pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Participant at the same time if the Participant had continued in employment with an Employer or Affiliate and only to the extent that the payment is includible in the Participant’s gross income.

A payment made to a Participant after the Participant has severed from employment with an Employer or Affiliate that is not regular pay after severance from employment, a leave cashout or deferred compensation, as described above, shall not be included as Section 415 Compensation; provided, however, that the foregoing language in this sentence shall not preclude compensation from being included as Section 415 Compensation if required under Section 414(u) of the Code for a Participant who has entered military service.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed this 23rd day of December, 2008, by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ Linda S. Kane	By:	/s/ William E. Crenshaw
	Linda S. Kane, Assistant Secretary		William E. Crenshaw, President

2.